Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT
This EXECUTIVE TRANSITION AGREEMENT (hereinafter “Agreement”) is entered into by and between Trinity Industries, Inc. (“Trinity”), a Delaware corporation, on behalf of itself, its subsidiaries, and other corporate affiliates, and successors or assigns (collectively, “Company”), and Timothy R. Wallace (hereinafter “Executive”), effective December 17, 2019 (the “Effective Date”). Company and Executive may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Company is primarily engaged in the businesses of (a) railcar manufacturing, leasing, and related services and (b) highway products manufacturing business;
WHEREAS, on September 5, 2019, in compliance with the Company’s Transition Compensation Plan (“TCP”), Executive notified Company of his intent to transition out of his position as an officer of Company;
WHEREAS, the TCP provides for payment of transition compensation benefits to officers of Company in amounts reflected and maintained on the books and records of the Company;
WHEREAS, Executive is a participant and beneficiary under the TCP;
WHEREAS, Executive has certain knowledge and skills pertaining to the financial, operational, commercial, legal, and administrative affairs of the Company (collectively referred to herein as “Business Knowledge”) and Company desires to capitalize on Executive’s Business Knowledge during the term of this Agreement; and
WHEREAS, for the purpose of transferring and transitioning Executive’s Business Knowledge solely and exclusively to his successor(s) and others at Company and/or its affiliated entities, Executive and the Company have determined that it is in their mutual best interest to phase out Executive’s employment pursuant to the transition periods set out herein.
NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth in this Agreement, the Parties promise and agree as follows:
AGREEMENT
1.Employment Transition Periods. In consideration of Executive entering into this Agreement, Company agrees to maintain Executive as an employee of Company in accordance with the following Employment Transition Periods:
(a)Phase One. “Phase One” of the Employment Transition Periods will commence on the Effective Date and end on March 5, 2020. During Phase One, Executive will continue to receive his monthly base pay in effect as of the payroll period immediately preceding the Effective Date, as determined by the Company, payable semi-monthly, and 2019 short term incentive payable in March 2020, less applicable deductions and withholdings in accordance with Company’s usual payroll and short term incentive payment practices and procedures, plus accrual and crediting of applicable amounts and interest under the TCP and the Supplemental Profit Sharing Plan. During Phase One, Executive will:
(1)continue to serve in a full time capacity in his current role as Chief Executive Officer and President of the Company and a member of its Board of Directors (the “Board”), reporting to the Board, until the close of business on December 31, 2019 (the “Resignation Time”). At the Resignation Time, Executive automatically, and without any further action, resigns from any and all officer, director, manager, or similar positions with the Company, including, without limitation, Chief Executive Officer and President of Trinity and a member of the Board. Following the Resignation Time, Executive will continue to serve in a full-time capacity as a non-executive employee through the end of Phase One;
(2)consult with the Supervisor (as defined below) regarding, without limitation and consistent with his job duties and responsibilities at the Effective Date, the financial, operational, commercial, legal (including public company reporting), and administrative business and activities of the Company and/or one or more of its subsidiaries or affiliates; and
(3)help transition his current role, responsibilities, and Business Knowledge in accordance with the TCP to his successor (the “New CEO”) upon the successor’s appointment, reporting to the Supervisor.
“Supervisor” shall mean the Chairman of the Board or his or her designee until such time as the New CEO is appointed and shall thereafter mean the New CEO or his or her designee.
The Parties reasonably anticipate that Executive’s level of services during the entirety of Phase One will be more than twenty percent (20%) of the level of services provided by Executive to the Company over the thirty-six (36) month period preceding the Effective Date, such that he will not have incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) for purposes of the TCP, the Supplemental Profit Sharing Plan, and any other Company nonqualified deferred compensation plan in which he participates (collectively, the “Deferred Plans”).
At the conclusion of Phase One, it will be deemed that Executive has fulfilled and satisfied the six month notice condition described in Section 4(c) of the TCP.
(b)Phase Two. “Phase Two” of the Employment Transition Periods will commence March 6, 2020 and end May 31, 2021. During Phase Two, Executive in his role as a non-executive employee will be reasonably available or accessible for continued consultation with the Supervisor regarding, without limitation, the matters described in Section 1(a)(3) above and such other matters and services as the Supervisor shall approve, and shall receive as compensation (1) a base salary equal to TWENTY THOUSAND AND NO/100 DOLLARS ($20,000.00) per month, payable semi-monthly, which amount will be less applicable deductions and withholdings in accordance with Company’s usual payroll practices and procedures.

(c)Phase Two Level of Services. The Parties reasonably anticipate that Executive’s level of services in Phase Two will be less than twenty percent (20%) of the level of services provided by Executive to the Company over the thirty six (36) month period preceding the Effective Date, such that on March 6, 2020, he will have incurred a separation from service within the meaning of Section 409A for purposes of the Deferred Plans.
(d)Office and Administrative Assistance. While Executive is serving in his role as Chief Executive Officer and President and for so long as the Company determines in its discretion thereafter, the Company will provide Executive with an office and suitable administrative support services at the Company’s headquarters in Dallas, Texas. Thereafter, and for the remainder of the Employment Transition Periods, the Company will provide a Company employee of the Company’s choosing to serve as an assistant providing secretarial and administrative services and a stipend of $3,500 per month for use in obtaining office space of Executive’s choosing, which amount will be less applicable deductions and withholdings in accordance with Company’s usual payroll practices and procedures. The assistant need not be solely dedicated to provide support for Executive, and may be located at the Company’s offices even if Executive maintains and is located in other office space.
(e)Employee Benefits and Incentive Compensation. During the entirety of the Employment Transition Periods, Executive will be eligible to participate in the Company’s medical, dental, and vision plans that Executive participated in immediately preceding notification of his intent to transition out of employment; provided, however, that during Phase Two of the Employment Transition Periods, any payment by Executive for continued coverage under the Company’s health plan shall be made on an after-tax basis and that any portion of the premiums for such coverage that is paid or subsidized by Company shall also be provided on an after-tax basis or subject to imputed income treatment to the extent required by applicable law. During the Employment Transition Periods, Executive will (1) continue to vest in outstanding long-term incentive plans in accordance with the applicable plan documents and agreements, and (2) receive his 2019 short term incentive award when such awards are customarily paid (on or prior to March 15, 2020); provided, however, that other than as expressed in Section 1(a) and above as to 2019, Executive will not be eligible for the Company’s short-term incentive awards program and long-term incentive grant program for the 2020 fiscal year or any future year. Executive will receive benefits or distributions under the Deferred Plans in accordance with the terms of such plans and the requirements of Section 409A. While Executive continues to serve as Chief Executive Officer and President during Phase One of the Employment Transition Periods, Executive will be entitled to receive executive perquisites provided by the Company from time to time, and will not be entitled to receive any executive perquisites thereafter. Executive acknowledges and agrees that employee benefits may be added, discontinued, amended, or modified during the Employment Transition Periods at the sole discretion of Company.

(f)Retirement Separation Date. Executive acknowledges and agrees that on May 31, 2021 (the “Separation Date”), Executive’s employment with Company will terminate by reason of his retirement unless earlier (1) terminated by reason of Executive’s death, or (2) terminated by the Company for cause due to material breach of this Agreement by Executive or Executive’s material violation of the material policies of the Company, as in effect from time to time, after providing Executive thirty (30) days written notice describing the specific acts or omissions which constitute cause and an opportunity to cure or otherwise cease such conduct during such notice period. Executive acknowledges and agrees to (A) repay the Company for any outstanding loans, travel advances, or salary advances, if any, made during the Employment Transition Periods; (B) repay any and all personal balances on credit cards issued through Company, if any; and (C) pay an amount equal to the value of any property not returned pursuant to the Return of Property and Records paragraph below. Executive further authorizes Company to deduct monies from any payment to be made under this Agreement to cover such debts or property value if Executive fails to make such payments or repayments, or return such property prior to the time any and all required payments have been made under this Agreement. At the end of the Employment Transition Periods, Executive will have incurred a separation from service within the meaning of Section 409A for purposes of the Deferred Plans.
Upon satisfactory completion of the Employment Transition Periods, the Company agrees, stipulates, and acknowledges that Executive will have complied with and satisfied the terms and conditions of the TCP and that Executive shall not be obligated to be available for a one (1) year consultation period following his separation from service on May 31, 2021 absent a separate written agreement executed between the Company and Executive setting forth the services, terms, conditions, and compensation applicable to any post-separation from service consultation period.
(g)Expenses. Any expenses incurred by Executive in performing his employment role hereunder or in providing contract services hereunder shall be reimbursed by the Company subject to Executive’s submittal of expense reports in compliance with the Company’s expense reporting practices and procedures as in effect from time to time. Additionally, upon presentation by Executive to Supervisor of invoices documenting fees and expenses incurred by Executive for legal services rendered on his behalf for review and advice regarding this Agreement, Company agrees to pay such invoices directly to Executive’s legal counsel up to a maximum aggregate payment of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00).
(h)COBRA Matters. Upon Executive’s performance of all covenants, agreements, and obligations in the Agreement and his separation from service on May 31, 2021, Company agrees to make a lump sum payment to Executive in an amount equal to eighteen (18) months of medical COBRA premiums (the “COBRA Continuation Payment”). Such amount shall be calculated based upon the effective COBRA rates for Executive’s medical coverage at the time of his separation from service and shall be paid within fifteen (15) days of Executive’s separation from service. The COBRA Continuation Payment will be subject to Federal Income Tax withholding, Medicare and Social Security tax withholdings (subject to the federal social security maximum), and any other deductions as may be required by law. Following the Separation Date, Executive will be eligible for continued coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in accordance with the terms of applicable law.

(i)Upon the Supervisor’s request, at any time during the Employment Transition Periods, Executive agrees to resign from any and all offices and positions with Company, including, without limitation, the offices of Chief Executive Officer and President of Trinity Industries, Inc. and as a member of the Board. From and after any such resignation, Executive shall not hold himself out to be an authorized representative of the Company absent prior written authorization and approval of the Supervisor.
2.Supplemental Release Agreement. Company agrees to pay Executive TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) within ten (10) business days of the date Executive executes the Supplemental Release Agreement attached as Appendix A to this Agreement (“Supplemental Release Payment”), which execution shall occur on or within ten (10) days following the end of the Employment Transition Periods. Executive understands that his receipt of the Supplemental Release Payment is contingent upon his timely execution of the Supplemental Release Agreement no later than the date noted above.
3.Restricted Stock Awards (“RSAs”) and Change in Control Agreement.
(a)For purposes of this Section 3, RSAs are deemed to include performance and time based (1) restricted stock awards, (2) restricted stock unit awards-time and performance based, (3) career share awards, and (4) career step share awards listed on Appendix B attached hereto. The Parties acknowledge and agree the RSAs awarded to Executive, reflected in Appendix B will be governed by the express language, terms, and conditions of the Plans and agreements under which the RSAs were awarded. The Parties agree nothing contained in this Agreement is intended to modify or supplement in any way whatsoever or otherwise change such Plans or agreements. The Parties acknowledge and agree there is no intention by or obligation of the Company to award or grant any additional RSAs to Executive from and after the Effective Date.
(b)The Parties agree that as of the Effective Date, Executive’s Change in Control Agreement with the Company is terminated and is null, void, and of no further force or effect.
4.Non-Disparagement.
(a)Subject to the qualifications in subsection (d) of the General Release section below and the qualifications in subsections (b) and (c) of the Confidentiality section below, Executive agrees that he will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning Company, its Board of Directors, officers, executives, management, employees, affiliates, its customers or clients, operations, technology, proprietary or technical information, terms of Executive’s employment with Company, any other circumstance that arose from Executive’s employment with Company or separation from employment, or any action or event that occurred during Executive’s employment with Company, or cause others to disclose, communicate, or publish any disparaging information concerning the same.
(b)The Company agrees to instruct its senior executives and officers, and business unit leaders not to, directly or indirectly, disclose, communicate, or publish any disparaging information concerning Executive, the terms of Executive’s employment with Company, any other circumstance that arose from Executive’s employment with Company or separation from employment, or any action or event that occurred during Executive’s employment with

Company, or cause others to disclose, communicate, or publish any disparaging information concerning the same.
5.Confidentiality.
(a)Subject to the qualifications set forth in subsections (b) and (c) of this section, Executive agrees that during his employment with Company he has occupied a position of trust and confidence and that as such, he has created and been provided copies of or access to Confidential Information which is the exclusive property of Company. Executive further acknowledges and agrees that by virtue of this Agreement he will continue to occupy a position of trust and confidence and that he will continue to create and have access to Confidential Information during the Employment Transition Periods. Executive hereby agrees that he will not use, divulge, distribute, furnish, or make accessible such Confidential Information to anyone outside of the Company or its subsidiaries or affiliates.
For purposes of this Agreement, the term “Confidential Information” shall mean information of any nature and in any form which is not generally disclosed to or known by persons who are not employed by or associated with Company or any of its affiliates, that gives Company a competitive business advantage or which relates to any one or more of the aspects of the present or past business of Company or its predecessors, including, but not limited to, any spin-off, split, merger, divestiture, or similar transaction; customer specifications; pricing strategies; customer lists; vendor information; financial information; trade secrets; trade practices; or facts, strategies, or plans relating in any manner to the businesses of Company.
In the event Executive is requested by subpoena, civil investigative demand, or similar process in any proceeding to disclose any Confidential Information, and subject to the qualifications in the fourth and final sections of the General Release of Claims below as well as subsections (b) and (c) of this Confidentiality paragraph, Executive will give Company prompt and timely written notice of such request so Company may seek an appropriate protective order or waive Executive’s compliance with one or more provisions of this Agreement.
(b)The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company “trade secrets,” as defined by the Act. Specifically, Company employees, contractors, and consultants may disclose trade secrets (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (2) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, Company employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner (i) the individual may disclose the trade secret to his attorney, and (ii) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”

(c)Nothing in this Agreement prohibits Executive from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency, Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law, regulation, or other applicable law. Executive does not need the prior authorization of Company to make any reports or disclosures, and he is not required to notify Company that he has made any such reports or disclosures.
6.General Release.
(a)In consideration of the payments and other benefits described above, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, together with Executive’s agents, representatives, attorneys, assigns, and designees, hereby knowingly, voluntarily, fully, finally, and completely WAIVES, RELEASES, AND FOREVER DISCHARGES Company, as well as its employees, attorneys, partners, agents, representatives, assigns, designees, insurers, plan administrators, parents, subsidiaries, affiliates, and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with their respective officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and employees, and the assigns, heirs, privies, predecessors, successors, and insurers of each such person or entity in their individual, corporate, or official capacities, (collectively, the “Released Parties”) from each and every grievance, administrative claim or proceeding, dispute, claim, demand, arbitration, controversy, action, or cause of action, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with acts or omissions occurring at any time prior to and including the date Executive executes this Agreement. This general release includes without limitation all claims that in any way arise from, relate to, or are in any way connected with Executive’s employment with and/or separation from Company, regardless of whether or not same (1) are presently known or unknown, (2) have been specifically referenced, claimed, asserted, or made by either of the Parties, or (3) are statutory, contractual, or common law in nature or basis. Notwithstanding the foregoing, this general release does not apply to any obligation of the Company to Executive pursuant to any of the following: (i) subject to section 3 of this Agreement, any rights under applicable plans related to equity-based awards previously granted to Executive by the Company, (ii) any right to indemnification and/or defense that Executive may have or be entitled to receive as an officer of the Company; (iii) any right to applicable medical coverage or benefits, subject to Executive’s elections on file at Company, (iv) any rights arising under this Agreement or the TCP; (v) any rights arising after the Effective Date; or (vi) any rights to vested payments or benefits that Executive may be eligible to receive under any Company sponsored retirement plan.

(b)Without limiting the generality or comprehensiveness of the above paragraph, Executive knowingly, voluntarily, fully, finally, and completely WAIVES, RELEASES, AND FOREVER DISCHARGES the Released Parties from all claims, actions, causes of action, or demands existing as of the Effective Date, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; any claims Executive may have under, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), Texas Commission on Human Rights Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, or any other civil rights statutes; harassment and/or discrimination because of sex, race, color, national origin, religion, age, disability, sexual orientation, veteran’s status, the filing of a workers’ compensation claim, or other protected classification; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss or diminution in value; negligence; gross negligence; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown.
(c)By signing this Agreement it is Executive’s intent to waive and release all claims and potential claims against the Released Parties, save and except those claims described in Section 6(a) above and any claim that cannot be released by law including for unemployment benefits or compensation for a workers’ compensation injury. Executive agrees to release and discharge the Released Parties not only from any and all claims that Executive could make on his own behalf, but Executive also specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Released Parties may arise, in whole or in part, from any event that occurred prior to the date of this Agreement.  If Executive is not permitted to opt-out of a future class, then Executive agrees to waive any recovery for which he would be eligible as a member of such class.
(d)Trinity, for and on behalf of itself and its subsidiary group, hereby knowingly, voluntarily, fully, finally, and completely SETTLES, RELEASES, AND FOREVER DISCHARGES Executive from each and every grievance, administrative claim or proceeding, dispute, claim, demand, arbitration, controversy, action, or cause of action, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with Executive’s acts, errors or omissions occurring at any time prior to and including the date Executive executes this Agreement. This general release includes without limitation all claims that in any way arise from, relate to, or are in any way connected with Executive’s employment with and/or separation from Company, regardless of whether or not same (i) are presently known or unknown, (ii) have been specifically referenced, claimed, asserted, or made by either of the Parties, or (iii) are statutory, contractual, or common law in nature or basis.
(e)Except as may be necessary to enforce this Agreement, or to seek a judicial determination of the validity of the waiver of ADEA or other claims, and to the fullest extent permitted by law, Executive agrees not to join or continue any lawsuit, arbitration, administrative charge or complaint, or other proceeding (collectively, “Proceedings”) against any of the Released Parties that is based in whole or in part on any claim or cause of action Executive has released in this Agreement. Executive represents that he is not a party to any pending Proceedings, whether internal or external, related to such matters. Notwithstanding the foregoing, nothing in this Agreement or the release contained herein is intended to limit or impair Executive’s right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”), or any other state, federal, or local administrative agency. This Agreement does not prohibit or restrict Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any state or federal regulatory authority. Executive is not required to notify Company if he has made such reports or disclosures, or to secure Company’s permission to do so. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.
7.ADEA Release and Revocation Period.
(a)Pursuant to the Older Workers Benefit Protection Act (“OWBPA”), Executive hereby knowingly and voluntarily agrees to waive and release any right or claim under the ADEA against the Released Parties. In this regard, Executive agrees and warrants that he has carefully read and fully understands the provisions of this Agreement, and that he is receiving consideration from Company over and above anything of value to which he is otherwise entitled. Executive is not waiving or releasing any right or claim that may arise under the ADEA after he signs this Agreement. Executive has the right to, and should, consult with an attorney before signing this Agreement.
(b)Executive has twenty-one (21) days from the date he received this Agreement to consider it and sign it. If Executive chooses to sign this document, Executive has seven (7) days after signing the document to change his mind and revoke the Agreement (the “Revocation Period”). If Executive chooses to revoke the Agreement, he must deliver a written notice of revocation to Chief Legal Officer, Trinity Industries, Inc., at 2525 N. Stemmons Freeway, Dallas, Texas 75207. Any such revocation must be actually received by Company within the Revocation Period or it will be null and void. Company and Executive agree that this Agreement shall not become enforceable until the Revocation Period has expired with no revocation taking place.

8.No Pending or Assigned Claims. Except for any actions necessary to enforce this Agreement and subject to the qualifications in subsection (d) of the General Release section and the qualifications in subsections (b) and (c) of the Confidentiality section herein, Executive hereby warrants and promises neither he nor any agent or legal representative of his has filed a lawsuit or claim against Company or the Released Parties in any federal, state or local forum as to any claim or dispute released under this Agreement. Executive agrees any breach or other violation by him of the provisions of this Agreement, other than a claim under the OWBPA, will result in the forfeiture of any payments under this Agreement and the obligation of Executive to repay any payments previously made hereunder. Executive understands that nothing in this Agreement is intended to interfere with or deter his right to challenge the waiver of an Age Discrimination in Employment Act (“ADEA”) claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does Executive agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the OWBPA by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Company should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.
9.Non-Competition and Non-Solicitation.
(a)Acknowledgement. Executive understands that the nature of his position throughout the Employment Transition Period gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with Company. Executive understands and acknowledges that Executive’s Business Knowledge and the intellectual and/or strategic services Executive provides to Company are unique, special, or extraordinary and which are vitally important to Company in conducting commerce in the ordinary course of business and completing future transactions. Executive further understands and acknowledges that Company’s ability to preserve the Confidential Information for the exclusive use and benefit of Company is of great competitive importance and commercial value to Company, and that use or disclosure by Executive in violation of this Agreement is likely to result in unfair or unlawful competitive activity and damage to the Company.
(b)Non-Competition. Executive acknowledges and agrees that he will not engage in Prohibited Activity (as defined below) during his employment with the Company absent prior written authorization and approval of the Supervisor and the Company’s Board of Directors. Furthermore, Executive agrees and acknowledges that the Company’s legitimate business interests described herein, including without limitation, protecting its Confidential Information and business goodwill, and the good and valuable consideration to be paid Executive under the provisions of this Agreement, including any and all RSA award distributions, the receipt and sufficiency of which are acknowledged, Executive agrees and covenants not to engage in any Prohibited Activity within North America absent prior written authorization and approval of the Supervisor and the Board through May 31, 2022. Executive stipulates that he is aware of and understands the import of his agreement to not engage in Prohibited Activity during such periods and stipulates that the duration of such restriction on engaging in Prohibited Activity is not arbitrary but is fair and reasonable under the circumstances of his access to Confidential Information and other proprietary data and information. Executive agrees and acknowledges that the goodwill and business interests of the Company would suffer loss, cost, expense, and other damages if Executive were to engage in any Prohibited Activity prior to May 31, 2022. For purposes of this non-competition section, “Prohibited Activity” shall mean an activity in which Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, investor, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity in or to an entity engaged in any business that is the same, and operates within the same regions, as (1) the Company’s railcar manufacturing; parts; maintenance, repair; retrofit; leasing and related rail management and rail transportation services, (2) the Company’s highway products and shipper services businesses and (3) all other products or services engaged in by the Company or which are planned to be engaged in by the Company during the Employment Transition Periods.
Nothing in this subsection shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of or a member of a group that controls such corporation.
This subsection does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to Chief Legal Officer, Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207.
(c)Non-Solicitation of Employees.  Through May 31, 2022, Executive agrees and covenants not to directly or indirectly solicit, recruit, or attempt to solicit or recruit, any person who is then employed by Company and was an employee of Company with whom Executive communicated and had a working relationship during his employment with the Company (collectively, “Covered Employee”), or induce the termination of employment of any Covered Employee.
(d)Non-Solicitation of Customers. Executive agrees and acknowledges that during his employment with the Company he has gained substantial knowledge of and experience with Company customers and that he has had and will continue to have access to Customer Information, as defined below, and that such continuing access will include obtaining knowledge and experience with respect to Customer Information. For purposes of this section, “Customer Information” shall be deemed to include, without limitation, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, marketing data and information, pricing information, information identifying facts and circumstances specific to the customer and customer’s commercial and business activities, and all data and information relevant to sales and/or services by and between customer and Company.

Executive understands and acknowledges that loss of or compromise to any such Customer Information and, in turn, the Company’s relationship and goodwill with such customer will cause significant and irreparable harm to Company.
Executive agrees and covenants that through May 31, 2022, he will not directly or indirectly solicit or contact, or attempt to solicit or contact a current, former, or prospective customer with whom Executive had material contact during the thirty six (36) month period preceding the Effective Date (collectively, “Covered Customer”) for purposes of offering or accepting goods or services that compete with those over which Executive had managerial or executive leadership responsibility during his employment with the Company. However, it will not be deemed a violation of this Agreement if Executive merely updates his LinkedIn profile, or connects with a Covered Customer on Facebook or LinkedIn, without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section.
10.Legal Proceedings.
(a)During the term of this Agreement, Executive agrees, without the necessity of a subpoena, to make himself available, upon reasonable notice and at reasonable times, if deemed needed by Company, for any and all legal proceedings or threatened legal proceedings involving Company and agrees to cooperate fully with Company in any such legal proceeding or threatened proceeding for which Company may call him as a witness. Executive will also cooperate reasonably with Company by providing any truthful information requested by the Company and reasonably assisting in the preparation for any discovery or legal proceedings. Further, subject to subsection (d) of the General Release paragraph and the qualifications in subsections (b) and (c) of the Confidentiality section herein, Executive will immediately notify Company upon being contacted by any person or entity not specifically authorized by Company requesting information about internal Company operations or matters, and Executive will refrain from providing any information until after notification to and consultation with Company. Executive shall be reimbursed reasonable expenses incurred while serving as a witness for Company in any such proceedings. Executive agrees to provide Company with proper documentation for expenses prior to reimbursement. Company agrees to reimburse Executive for any legal fees or costs he may reasonably incur in connection with him providing such cooperation or assistance as described above.
(b)Executive acknowledges that prior to the Effective Date he received notices pertaining to business records holds in certain litigation and that during the Employment Transition Periods he may receive additional business records hold notices. Executive acknowledges and confirms that he is currently in compliance with the notices he has received as of the Effective Date and that any and all relevant and responsive business records under his care, custody, or control, whether located in his Dallas, Texas or elsewhere are on hold and are not to be destroyed until otherwise notified in writing by the Company. During the Employment Transition Periods Executive agrees to respond to any inquiry from time to time tendered to him from the Company’s Legal or Information Governance departments pertaining to business records hold notices received on or before the Effective Date or during the Employment Transition Periods.

11.Return of Property and Records. Within five (5) days of an end to the Employment Transition Periods, Executive agrees to return to Company any and all Company property, equipment, business records and proprietary information in his possession, agrees not to retain copies or summaries of such records and proprietary information, and further agrees not to disclose to others any confidential or other proprietary information concerning the business affairs of Company. Specifically, without limitation, Executive agrees to immediately return to Company all business records, including but not limited to files, forms, work papers, documents, memoranda, correspondence, records, diaries, e-mails, notes, notebooks, computer files, discs, CDs and printouts; all business property, including, but not limited to, Company issued credit cards, phone cards, security access card, electronic equipment, computer programs, estimates, logs, invoices and computer equipment.
12.No Admission of Liability. Executive does hereby acknowledge and promise that, although there is included in the foregoing the full, complete, and final settlement and satisfaction of all claims, demands, and charges of every nature growing out of those matters involved in each and every aspect of Executive’s employment relationship with Company, these facts shall in no manner be deemed an admission, finding, or indication - for any purpose whatsoever - that Company has, at any time (including the present) or in any respect, contrary to law or to the rights of any person, violated Executive’s rights.
13.Governing Law and Severability. Executive acknowledges and agrees the terms and conditions of this Agreement are contractual and not a mere recital. Executive further agrees and acknowledges that the validity and/or enforceability of this Agreement will be governed by the laws of the State of Texas, unless preempted by federal law, and that if any provision contained herein should be determined by any court of competent jurisdiction or administrative agency to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
14.Entire Agreement. Except for existing written agreements between Executive and Company, including but not limited to, the TCP, any confidentiality agreement(s) by and between the Company and Executive, the RSAs, prior indemnification, non-disclosure, non-solicitation, and non-competition agreements which are hereby incorporated by reference, and any other restrictive covenants in effect on or before the date hereof, this Agreement contains the entire understanding between the Parties hereto with respect to Executive’s employment, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately. The Parties agree that changes to this Agreement, whether material or immaterial, will not re-start the running of “the Consideration Period” as defined in Section 18 below.
15.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A to the extent subject thereto or be exempt therefrom, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Executive is considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of

Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid the application of an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). The Company is entitled to determine whether any amounts under this Agreement are to be suspended or delayed pursuant to the foregoing sentence. Any amounts so suspended shall earn interest thereon, if applicable, calculated based upon the then prevailing monthly short-term applicable federal rate. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that he will be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
16.Compliance with Law. Executive acknowledges that the terms of this Agreement fully comply with applicable law including but not limited to the OWBPA, as amended, and implementing regulations, and that said terms therefore are final and binding. Specifically, Executive acknowledges that this Agreement specifically refers to his rights and claims under the federal and state statutes prohibiting age discrimination, and he understands that he is irrevocably waiving such rights and claims. Executive acknowledges that the compensation and benefits recited in this Agreement are good and valuable.
17.Consideration of Medicare’s Interests.  Executive affirms, covenants, and warrants Executive is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time payments are made under this Agreement, and has not applied for or sought Social Security Disability or Medicare benefits.  In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Executive is a Medicare beneficiary, etc.), the following sentences of this section apply. Executive affirms, covenants, and warrants Executive has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Executive before or after the execution of this Agreement.  Furthermore, Executive is aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future.  Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

18.Voluntary Consent. By signing this Agreement, Executive acknowledges (a) he has read this Agreement and fully understands its terms and their import; (b) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (c) he has had at least 21 days to consider the terms and effects of this Agreement (the “Consideration Period”) and has either considered it for that period of time or has knowingly and voluntarily waived his right to do so; (d) he may revoke the Agreement up to 7 days after his signing of the Agreement, (e) revocation of the Agreement is effective by sending written notice to Chief Legal Officer, Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207, so as to be received no later than seven (7) days following Executive’s signing of this Agreement (“Revocation Period”); (f) the receipt of the compensation described in this Agreement is expressly conditioned on his signing of this Agreement and the expiration of the mandatory Revocation Period without revocation by Executive; (g) Company advises Executive to consult with an attorney of his own choosing regarding the terms of this Agreement; (h) Executive must sign this Agreement and return it to Chief Legal Officer, Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207 within three (3) days of the expiration of the Consideration Period, otherwise this offer will expire and this Agreement will be null, void and of no force or effect; (i) that this Agreement was not requested nor provided in connection with an exit incentive or other employment termination program offered to a group or class of employees; (j) the compensation provided for herein is good and valuable, and it is accepted by Executive in full satisfaction of all claims Executive’s has or may have against the Released Parties, and as adequate consideration for Executive’s agreements, covenants, and commitments made herein; and, (k) Executive is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
19.Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company by written agreement in form and substance satisfactory to Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
[Signature page to follow.]

NOW, THEREFORE, intending to be legally bound hereby, Executive and Trinity Industries, Inc. sign this Agreement on the 17th day of December, 2019.
ACCEPTED AND AGREED AS TO FORM AND SUBSTANCE:

Timothy R. Wallace

/s/ Timothy R. Wallace
Signature

Trinity Industries, Inc.
(on behalf of itself, its subsidiaries, and other corporate affiliates, and successors or assigns)

By:	/s/ Leldon E. Echols
Leldon E. Echols
Chairman of the Board

APPENDIX A - Supplemental Release Agreement
You, Timothy R. Wallace, entered into an Executive Transition Agreement with Trinity Industries, Inc. (“Company”) with an Effective Date of December 17, 2019 (“Transition Agreement”). This Supplemental Release Agreement (“Supplemental Release”) constitutes the Supplemental Release Agreement defined in section 2 of the Transition Agreement. The Transition Agreement is hereby incorporated into this Supplemental Release Agreement as set forth fully herein.
In consideration of having received the items contemplated in Section 1 of the Transition Agreement, your fulfillment of the terms and conditions set forth in the Transition Agreement, including execution of this Supplemental Release Agreement, and payment of the Supplemental Release Payment in accordance with the procedure set out in the Transition Agreement, you hereby agree as follows:
Payment of Wages. You acknowledge that you have received all wages, vacation, and all other compensation and benefits owed to you by the Company, in your capacity as an employee of the Company, pursuant to the Transition Agreement.
Last Date of Employment. Your last date of active employment with Company was May 31, 2021.
Supplemental Release. In exchange for the promises described in the Transition Agreement, and in addition to the Release you have provided to Company in the Transition Agreement, you irrevocably and unconditionally release all known and unknown claims, promises, causes of action, or similar rights of any type that you presently may have against the Released Parties through and including the Separation Date, except that you are not releasing any claim that relates to: (a) your right to enforce this Supplemental Release Agreement, (b) any rights or claims under the Age Discrimination in Employment Act or any other law that may arise after you sign this Supplemental Release Agreement, (c) subject to section 3 of the Transition Agreement, any rights under applicable plans to equity-based awards previously granted to you by the Company, (d) any right to indemnification and/or defense that you may have or be entitled to receive as an officer of the Company; (e) any right to COBRA medical coverage or benefits, (f) any rights arising under the Transition Agreement or the TCP and full payment thereunder when due, or (g) any right to vested payments or benefits that you may be eligible to receive any under Company sponsored retirement plan.
Continuing Obligations. You acknowledge and affirm that Company provided you with Confidential Information, as defined in the Transition Agreement, during the Employment Transition Periods of the Transition Agreement. You further acknowledge, affirm, and ratify your continuing obligations under the Confidentiality and Non-Competition and Non-Solicitation paragraphs set forth in the Transition Agreement, and specifically waive and release any claim or defense that the Confidentiality and/or Non-Competition and Non-Solicitation paragraphs are unreasonable and/or unenforceable for any reason whatsoever.
Entire Agreement. Except for existing written agreements between you and the Company, including but not limited to, the TCP, the Confidentiality Agreement, the RSAs, prior indemnification, non-disclosure, non-solicitation, and non-competition agreements which are hereby incorporated by reference, and any other restrictive covenants in effect on or before the date hereof, the Supplemental Release Agreement and Transition Agreement contain the entire understanding between the parties hereto with respect to your employment, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately. This Supplemental Release Agreement and the Transition Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official.
Voluntary Agreement. YOU UNDERSTAND AND AGREE THAT YOU MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS SUPPLEMENTAL RELEASE, AND REPRESENT THAT YOU HAVE ENTERED INTO THIS SUPPLEMENTAL RELEASE VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.
IN WITNESS WHEREOF, I have executed this Supplemental Release Agreement on the date provided below.

Signature:
Timothy R. Wallace
Date:

APPENDIX B - Restricted Stock Awards
See attached Awards Summary